Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CSR plc of our report dated July 31, 2007 related to the consolidated financial statements of Centrality Communications, Inc. and subsidiaries (“Centrality”) as of and for the years ended December 31, 2006 and 2005 (which report expresses an unqualified opinion on the consolidated financial statements of Centrality and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Statement No. 123 (revised), Share-based Payment, effective January 1, 2006) appearing in the proxy statement/prospectus of Registration Statement No. 333-159615 on Form F-4 of CSR plc filed on May 29, 2009.

We also consent to the reference to us under the heading "Experts" in such proxy statement/prospectus.

/s/ Deloitte & Touche LLP

San Jose, California

October 1, 2009